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                                                                EXHIBIT 5

                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                January 5, 1996



Eldorado Bancorp
17752 East 17th Street
Tustin, California 92680

         Re: Registration Statement on Form S-8 for the Eldorado Bancorp Amended and Restated Employee Stock Purchase Plan

Gentlemen:

         We have acted as counsel to Eldorado Bancorp, a California corporation (the "Company"), with respect to the proposed offering of up to 50,000 shares of the Company's common stock, without par value (the "Shares"), to be issued under the Eldorado Bancorp Amended and Restated Employee Stock Purchase Plan (the "Purchase Plan"). The Shares will be offered by the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement").

         As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable under the circumstances for the purposes of rendering this opinion and, in the course thereof, we have obtained from public officials and from officers and other representatives of the Company such assurances as to factual matters as we considered necessary.

         On the basis of the foregoing examinations and inquiries and in reliance thereon, we are of the opinion that the Shares to be issued under the Purchase Plan have been duly authorized and, upon the issuance and delivery thereof, and payment therefor, in accordance with the terms of the Purchase Plan, such Shares will be validly issued, fully paid and nonassessable.

         We consent to your filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        STRADLING, YOCCA, CARLSON & RAUTH